Exhibit 99.1

            PHOENIX COLOR CORP. ANNOUNCES 2004 FIRST QUARTER RESULTS

                                             Three Months Ended March 31,
                                         2004         %        2003         %
                                        ------     -------    ------     -------

Net sales ..........................    $ 32.4      100.0     $ 33.8      100.0

Cost of sales ......................      26.4       81.5       26.9       80.0

Gross profit .......................       6.0       18.5        6.9       20.0

Operating expenses .................       4.8       14.8        4.9       14.5

Income from operations .............       1.2        3.7        2.0        5.5

Interest expense ...................       2.2        6.8        3.0        8.8

Loss before income taxes ...........      (1.0)      (3.1)      (1.0)      (3.3)

Income tax provision ...............        --         --         --         --

Net loss ...........................      (1.0)      (3.1)      (1.0)      (3.3)

      Net sales decreased $1.4 million, or 4.1%, to $32.4 million for the three months ended March 31, 2004, from $33.8 million for the same period in 2003. Decreases occurred at all operating units but was most significant at our book manufacturing facility located in Hagerstown, Maryland. This was due primarily to a decrease in new orders of $1.0 million, partially offset by an increase in reorders of $0.3 million.

      Gross profit decreased $900,000, or 13.0%, to $6.0 million for the three months ended March 31, 2004, from $6.9 million for the same period in 2003. This decrease was primarily the result of decreased sales discussed above and increased overhead costs of $0.5 million offset by lower material and labor costs of $1.0 million. The gross profit margin declined 1.5% to 18.5% for the three months ended March 31, 2004, from 20.0% for the same period in 2003, primarily due to increased overhead costs as a percentage of sales offset by decreased material and labor costs as a percentage sales.

      Operating expenses decreased $100,000 or 2.0% to $4.8 million for the three months ended March 31, 2004, from $4.9 million for the same period in 2003. The reduction is primarily attributed to decreases in selling related expenses of $0.2 million due to a smaller sales force, offset by increases in health care related costs of $0.1 million.

      Interest expense decreased $800,000 to $2.2 million for the three months ended March 31, 2004, from $3.0 million for the same period in 2003. The decrease was primarily due to cash savings of $220,000 as a result of the interest rate swap and a $550,000 non-cash change in the value of the interest rate swap.

      For the three months ended March 31, 2004 and 2003, we did not record an income tax provision due to the uncertainty of the expected realization of the benefit related to certain deferred tax assets.

      Net loss remained unchanged at $1.0 million for the three months ended March 31, 2004 and 2003, due to the factors described above.

Date of conference call:                May 14, 2004
Time of conference call:                3:00 PM EDT
Conference call telephone number:
Pass code:                              Phoenix Color
Leader's name:                          Louis LaSorsa

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in the call.